Exhibit 99.1

Duratek Announces Filing of a Shelf Registration for up to $125 Million in Debt and Stock

     COLUMBIA, Md.--(BUSINESS WIRE)--March 18, 2004--Duratek, Inc. (NASDAQ:DRTK) today announced that it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission pursuant to which the Company may issue from time to time up to $125 million aggregate amount of its common stock, preferred stock, debt securities, and warrants. These securities, which may be offered in one or more offerings and in any combination, will in each case be offered pursuant to a separate prospectus supplement issued at the time of the particular offering that will describe the specific types, amounts, prices and terms of the offered securities. Unless otherwise described in the applicable prospectus supplement relating to the offered securities, Duratek anticipates using the net proceeds of each offering for general corporate purposes.
     In addition, the Company is registering up to 3,201,649 shares of currently outstanding common stock beneficially owned by The Carlyle Group. The Carlyle Group may sell these shares under the Registration Statement from time to time in one or more offerings. The Company will not receive any proceeds from the sale of these shares.
     Robert F. Shawver, Executive Vice President and CFO stated, "In fulfilling our obligation to register the existing shares held by The Carlyle Group, the Company determined at the same time it could be advantageous to put a shelf registration in place. We have worked very hard to position Duratek for exciting future growth and believe that having this flexible financing vehicle in place will only enhance our ability to increase shareholder value as the opportunities arise."
     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Duratek provides safe, secure radioactive materials disposition.

     Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: the Company's ability to manage its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the cleanup of waste sites administered by it; the acceptance and implementation of the Company's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

    CONTACT: Duratek, Inc.
             Diane R. Brown, 410-312-5100
             www.duratekinc.com